Exhibit 10.2

CONSTRUCTION, OPERATION AND MAINTENANCE AGREEMENT

BY AND BETWEEN

COLUMBIA GAS TRANSMISSION CORPORATION

AND

HARDY STORAGE COMPANY, LLC

DATED NOVEMBER 12, 2004

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions.
1.2. Construction.

2. RELATIONSHIP OF THE PARTIES.

2.1. Appointment as Operator.
2.2. Operator’s Authority to Execute Contracts.

3. OPERATION OF THE FACILITIES.

3.1. 3.2. 3.3.	Operator’s Responsibilities. Reasonable Efforts. Claims.

4. EMPLOYEES, CONSULTANTS AND SUBCONTRACTORS.

4.1. 4.2. 4.3. 4.4.	Operator’s Employees, Consultants and Subcontractors. Use of Affiliates or Independent Contractors. Standards for Operator and its Employees. Non-Discrimination and Drugs.

5. FINANCIAL AND ACCOUNTING.

5.1. 5.2. 5.3. 5.4. 5.5.	Accounting and Compensation. Budgets and Reports. Disputed Charges. Rate and Tariff Reviews. Audit and Examination.

6. INTELLECTUAL PROPERTY; LICENSE TO OPERATOR.
7. INDEMNIFICATION.
8. INSURANCE.
9. TERM.
10. SURVIVAL OF OBLIGATIONS.
11. LAW OF THE CONTRACT AND ARBITRATION.

11.1. Law of the Contract.
11.2. Arbitration.

12. SPECIAL AND CONSEQUENTIAL DAMAGES.
13. GENERAL.

13.1. 13.2. 13.3. 13.4. 13.5. 13.6. 13.7. 13.8. 13.9. 13.10.	Effect of Agreement; Amendments. Notices. Counterparts. Waiver. Assignability; Successors. Third Persons. Laws and Regulatory Bodies. Headings. Severability. Further Assurances.

Exhibit A — Accounting Procedure

CONSTRUCTION, OPERATION AND MAINTENANCE AGREEMENT

This agreement (“CO&M Agreement”), made and entered into as of the 12th day of November 2004, is by and between Columbia Gas Transmission Corporation, a Delaware corporation (“Operator”), and Hardy Storage Company, LLC, a West Virginia limited liability company (“Company”).

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions. The definitions used in the Operating Agreement of the Company, dated November 12, 2004 (“Operating Agreement”), shall, except as otherwise specifically provided below, have the same meanings in this CO&M Agreement:

1.1.1.	“Accounting Procedure” means the accounting procedure set forth in Exhibit A.

1.1.2. “Company” is defined in the preamble to this CO&M Agreement.

1.1.3. “CO&M Agreement” is defined in the preamble to this CO&M Agreement.

1.1.4.	“Decision Notice” has the meaning set forth in Section 11.2.1 of this CO&M Agreement.

1.1.5.	“Liabilities” means actions, claims, settlements, judgments, demands, costs, expenses (including, without limitation, expenses attributable to the defense of any actions or claims), attorneys’ fees and liabilities.

1.1.6.	“Month” means a period of time beginning on the first day of a calendar month and ending at the same time on the first day of the next succeeding calendar month.

1.1.7.	“Operating Agreement” means the Operating Agreement of the Company, dated November 12, 2004, as the same may be amended from time to time.

1.1.8.	“Operation of the Facilities” means the actions required to plan, design, construct, test, maintain, repair, replace, improve, expand and/or operate the Facilities, including, without limitation, the duties identified in Section 3.1 of this CO&M Agreement.

1.1.9.	“Operator” means Columbia Gas Transmission Corporation, a Delaware corporation, and any of its successors or assigns, pursuant to this CO&M Agreement.

1.1.10. “Party” means the Company or the Operator.

1.1.11.	“Pre-Arbitration Meeting” has the meaning set forth in Section 11.2.1 of this CO&M Agreement.

1.1.12.	“Prohibited Conduct” means any action by the Operator that constitutes bad faith, gross negligence or willful misconduct.

1.1.13.	“Required Accounting Practice” means the accounting rules and regulations, if any, at the time prescribed by the regulatory bodies under the jurisdiction of which the Company is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles applied on a consistent basis as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Company.

1.1.14.	“Year” means each twelve (12) Month period beginning on the first day of a calendar year and ending at the beginning of the first day of the next calendar year, provided that the first year hereunder shall begin on the date hereof, and shall end at the beginning of the first day of the following calendar year, and further provided that the last contract year shall end at the expiration of the term of this CO&M Agreement pursuant to Section 9 hereof.

1.2. Construction. Whenever the context requires, the gender of all words used in this CO&M Agreement includes the masculine, feminine and neuter. All references to Sections refer to sections of this CO&M Agreement (unless the context clearly indicates otherwise), and all references to Exhibits are to Exhibits attached to this CO&M Agreement, each of which is made a part hereof for all purposes.

2. RELATIONSHIP OF THE PARTIES.

2.1. Appointment as Operator. Subject to the terms and conditions of this CO&M Agreement, the Company hereby appoints the Operator to act hereunder, and the Operator hereby accepts such appointment and agrees to act pursuant to the provisions of this CO&M Agreement and the applicable provisions of the Operating Agreement. In performing services pursuant to this CO&M Agreement, the Operator shall be an agent of the Company.

2.2. Operator’s Authority to Execute Contracts. Subject to the terms of this CO&M Agreement, contracts in connection with the Operation of the Facilities may be negotiated and executed or amended by the Operator as agent for the Company. Copies of all contracts entered into by the Operator on behalf of the Company shall be provided to the Company. All contracts and permits, if any, relating to Company business and executed by the Operator prior to the Execution Date, to the extent assignment of such contracts and permits is allowed by the terms of such permits and contracts, shall be assigned by the Operator to the Company as soon as practicable after the Execution Date. If the terms of the permits and contracts prohibit or limit assignment to the Company, the Operator shall seek amendment of such permits and contracts to allow assignment to the Company. Notwithstanding the foregoing, the Operator may obtain services from its Affiliates pursuant to existing and future agreements between the Operator and such Affiliates and shall not be required to enter into separate agreements on behalf of the Company or to assign such agreements to the Company.

3. OPERATION OF THE FACILITIES.

3.1. Operator’s Responsibilities. The Operator shall be responsible for the Operation of the Facilities, and, subject to the provisions of the Operating Agreement, the Operator is authorized to undertake all activities reasonably necessary to fulfill such responsibilities, including, but not limited to:

3.1.1.	Prepare, file, execute and prosecute applications for the Authorizations required by the Company and make periodic filings required of the Company by Governmental Authorities having jurisdiction, including, without limitation, the preparation, filing, execution and prosecution of the FERC Application (and any amendments thereto) and the Company’s FERC tariff (and any amendments thereto).

3.1.2.	Provide or cause to be provided the day-to-day operating and maintenance services, administrative liaison and related services to the Members, Managers, Management Committee and the Company, including, but not limited to, Customer support, regulatory matters (including rate, tariff and Certificate filings), legal, land, accounting, electronic bulletin board design and maintenance, capacity and informational postings, engineering, construction, repair, replacement, abandonment, inspection, operational planning, budgeting, tax and technical services, and insurance and regulatory administration and compliance.

3.1.3.	Prepare and/or cause to be prepared the engineering design and specifications for the Facilities.

3.1.4.	Negotiate and execute contracts for the purchase of materials, equipment, supplies and services necessary for the Operation of the Facilities.

3.1.5.	Prepare, negotiate, execute and relinquish in the name of the Company rights-of-way, land in fee, permits and contracts, and initiate and prosecute eminent domain proceedings, necessary for the Operation of the Facilities, and resist the perfection of any involuntary liens against Company property.

3.1.6.	Construct and/or install, or cause to be constructed and/or installed, the Facilities, including the negotiation and execution of contracts therefor.

3.1.7.	Maintain accurate and itemized accounting records for the Operation of the Facilities, together with any information reasonably required by the Company relating to such records, consistent with the applicable provisions of Section 11 of the Operating Agreement.

3.1.8.	Prepare the financial and other reports set forth in Section 11 of the Operating Agreement.

3.1.9.	Cause the Operation of the Facilities to be in accordance with the requirements of all Governmental Authorities having jurisdiction, including, but not limited to, the requirements of the United States Department of Transportation set forth in 49 CFR Parts 190, 191, 192 and 199 and in accordance with sound and prudent natural gas pipeline industry practices, and provide or cause to be provided such appropriate supervisory, audit, administrative, technical and other services as may be required for the Operation of the Facilities.

3.1.10.	Prepare, or cause to be prepared, and file all necessary federal and state income tax returns and all other tax returns and filings for the Company (including making the elections set forth in Section 10.4 of the Operating Agreement). The Company shall furnish to the Operator all pertinent information in its possession relating to Company operations that is necessary to enable such returns to be prepared and filed. The Operator shall pay on behalf of the Company such taxes as are required to be paid by the Company.

3.1.11.	On behalf of the Company, maintain and administer bank and investment accounts and arrangements for receipt of Company funds, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements. The Company’s funds shall not be commingled with funds belonging to the Operator.

3.1.12.	On behalf of the Company, market the Company’s services, including, but not limited to, conducting open seasons for new services, receiving and responding to requests for new services or changes in existing services, the negotiation, execution and administration of precedent agreements and Service Agreements in accordance with FERC’s policies, rules and orders and the Company’s FERC gas tariff, and the preparation and collection of all bills to the Customers for services rendered thereunder.

3.1.13.	On behalf of the Company, negotiate, execute and administer contracts with pipelines and service providers, including, but not limited to, operational balancing agreements, capacity leases, storage and transportation agreements and balancing agreements and to undertake such emergency measures with third parties necessary to protect the reliability and safety of the Company’s services.

3.1.14.	Receive nominations for service, schedule service, issue confirmations, and administer Customer contracts, including capacity release, in accordance with the Company’s FERC tariff and FERC policies, rules and orders.

3.1.15.	Establish such procedures as may be reasonable and appropriate to comply with or to obtain an exemption from the marketing affiliate rules set forth in the FERC Order No. 497 as the same may be amended or superseded.

3.1.16.	Dispatch and allocate natural gas quantities to be received, stored, transported and redelivered by means of the Facilities.

3.1.17.	Utilize electronic flow measurement equipment for volume determinations and natural gas chromatographs, as deemed appropriate by the Operator, for heating value determinations as described in the Company’s FERC gas tariff.

3.1.18.	Except as otherwise provided by applicable laws or governmental regulations or as otherwise directed by the Company, retain all records, books of account, Company tax returns, plans, designs, studies, reports and other documents related to the Operation of the Facilities for three (3) years from the date of completion of the activity to which such records relate (or such longer period as may be required by law or the Operating Agreement).

3.1.19.	Report to the Company as soon as practicable all non-routine occurrences that the Operator determines may have a significant adverse impact upon the Operation of the Facilities, make any necessary repairs as a result of such occurrences as the Operator reasonably deems necessary, and make a follow-up report at an appropriate time on the Operator’s response to each non-routine occurrence; provided, however, that the Operator shall obtain the prior approval of the Company prior to performing repairs with an estimated cost of over $100,000 unless the non-routine occurrence is of a nature that immediate repair is required, in which event the Operator may make such repair without such prior approval but shall provide a complete and accurate report to the Company of such repair as soon as practicable thereafter.

3.1.20.	Perform any required major equipment overhaul and replacement; provided, however, that unless already previously approved by the Company in a budget submitted by the Operator, the Operator shall obtain the prior approval of the Company prior to performing such overhaul or replacement with an estimated cost of over $100,000 unless such overhaul or replacement is of a nature that immediate action must be taken, in which event the Operator may perform such overhaul or replacement without such prior approval but shall provide a complete and accurate report to the Company of all such actions as soon as practicable thereafter.

3.1.21.	Perform such other duties as are reasonably necessary or appropriate and enter into such other arrangements as reasonably requested by the Company to discharge the Operator’s responsibilities under this CO&M Agreement and the Operating Agreement.

3.2. Reasonable Efforts. Operator agrees to design the Facilities and to use reasonable efforts to operate the Facilities in such a manner to provide services as required in the Service Agreements, the Company’s FERC gas tariff, and FERC’s policies, rules and orders.

3.3. Claims. Any and all claims against the Company instituted by anyone other than the Operator arising out of the Operation of the Facilities that are not covered by insurance in accordance with Section 8 of this CO&M Agreement shall be settled or litigated and defended by the Operator in accordance with its best judgment and discretion except when (a) the amount involved is stated to be (or estimated to be, as the case may be) greater than $100,000, or (b) criminal sanction is sought. The settlement or defense of any claim described in (a) or (b) above shall be decided by the Members pursuant to the Operating Agreement.

4. EMPLOYEES, CONSULTANTS AND SUBCONTRACTORS.

4.1. Operator’s Employees, Consultants and Subcontractors. The Operator shall employ or retain and have supervision over the Persons (including consultants and professional service or other organizations) required or deemed advisable by the Operator to perform its duties and responsibilities hereunder in an efficient and economically prudent manner. The Operator shall pay all reasonable expenses in connection therewith, including compensation, salaries, wages, overhead and administrative expenses incurred by the Operator, and if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses. The compensation for the Operator’s employees shall be determined by the Operator, provided that the amount and terms of such compensation shall be comparable to those prevailing for the Operator’s other employees who are not providing services to the Company. Subject to the other provisions of this CO&M Agreement, all authorized expenses pursuant to this Section 4.1 shall be reimbursed to the Operator by the Company as provided in the Accounting Procedure.

4.2. Use of Affiliates or Independent Contractors. The Operator may utilize, as it reasonably deems necessary or appropriate, the services of any independent contractors or of its or any Member’s Affiliates; provided, however, that such services of the Operator’s or any Member’s Affiliates must be utilized on terms comparable to similar arrangements that the Operator may have for services that are not being provided to the Company.

4.3. Standards for Operator and its Employees. The Operator shall perform its services and carry out its responsibilities hereunder, and shall require all of its employees and contractors, subcontractors and materialmen furnishing labor, material or services for the Operation of the Facilities to carry out their respective responsibilities in accordance with sound, workmanlike and prudent practices of the natural gas pipeline industry and in compliance with the Company’s FERC gas tariff, policies, rules and orders of FERC and the U.S. Department of Transportation and all relevant laws, statutes, ordinances, safety codes, regulations, rules and Authorizations of Governmental Authorities having jurisdiction applicable to the Facilities.

4.4. Non-Discrimination and Drugs. In performing under this CO&M Agreement, the Operator shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or disability, and will comply with all provisions of Executive Order 11246 of September 24, 1965 and any successor order thereto, to the extent that such provisions are applicable to the Operator or the Company. The Company and the Operator do not condone in any way the use of illegal drugs or controlled substances. Any Person known by the Operator to be in possession of any illegal drug or controlled substance will be removed by the Operator and not permitted to work on or with respect to the Facilities. In addition, the Operator shall meet all the applicable requirements imposed by the Department of Transportation as specified in 49 C.F.R., Parts 40 and 199. Furthermore, upon request and to the extent permitted by law, the Operator will furnish the Company copies of the records of employee drug test results required to be kept under the provisions of 49 C.F.R. Part 199. The provisions of this Section 4.4 shall be applicable to any contractors, consultants and subcontractors retained in connection herewith, and the Operator shall cause the agreements with any contractor, consultant or subcontractor to contain similar language.

5. FINANCIAL AND ACCOUNTING.

5.1. Accounting and Compensation.

5.1.1.	The Operator shall maintain accounts for the Company in accordance with the FERC Uniform System of Accounts and other Required Accounting Practices and shall keep a full and complete account of all costs, expenses and expenditures incurred by it in connection with its obligations hereunder in the manner set forth in the Accounting Procedure.

5.1.2.	The Company will pay the Operator at the rate and in the manner set forth in the Accounting Procedure. For any variable costs paid by the Company, the Operator is required to keep documentation sufficient to demonstrate that any such variable costs were reasonably incurred in connection with the Operation of the Facilities or otherwise to fulfill the Operator’s duties under this CO&M Agreement and the Operating Agreement. The Company is not obligated to pay Operator for any variable costs arising out of Prohibited Conduct or valid claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by the Operator or any of its Affiliates in connection herewith.

5.2. Budgets and Reports. The Operator shall on a timely basis prepare and deliver to the Company for approval an annual Operating Budget pursuant to Section 7.6 of the Operating Agreement. Such budgets shall be prepared in sufficient detail to satisfy the requirements of any lending institution providing financing for the Facilities. The Operator shall also prepare and deliver to each Member such forecasts, cash flow projections and financial and operating reports with respect to the Company as from time to time may be reasonably requested by the Company.

5.3. Disputed Charges. The Company may, within the audit period referred to in Section 5.5 hereof, take written exception to any bill or statement rendered by the Operator for any variable costs on the ground that the same was not appropriate for reimbursement under the terms of Section 5.1.2 above. The Company shall nevertheless pay in full when due the amount of all statements submitted in good faith by the Operator. Such payment shall not be deemed a waiver of the right of the Company to recoup any contested portion of any bill or statement; provided, however, that if the amount as to which such written exception is taken or any part thereof is ultimately determined in accordance with Section 11.2 of this CO&M Agreement not to be appropriate for reimbursement under the terms of Section 5.1.2 of this CO&M Agreement, such amount or portion thereof (as the case may be) shall be refunded by the Operator to the Company, together with interest thereon at the lesser of the prime rate of Wachovia Bank, N.A. (or its successor) as of the date on which the dispute began, or the maximum interest rate allowed for this purpose pursuant to West Virginia law.

5.4. Rate and Tariff Reviews. The Operator shall review from time to time the rates and fees charged for the Company’s services, and the terms and conditions for such services and any new services deemed appropriate by the Operator and, subject to the receipt of any required Regulatory Approvals and the terms of any Service Agreement, revise such rates, fees, terms and conditions as the Operator may deem appropriate for the Company.

5.5. Audit and Examination. The Company or any Member whose Sharing Ratio is at least 25%, after thirty (30) days’ notice in writing to the Operator, shall have the right during normal business hours to audit or examine, at the expense of the party requesting the audit, all books and records maintained by the Operator, as well as the relevant books of account of the Operator’s contractors, relating to the Operation of the Facilities; provided, however, that the total number of full audits commenced in any Year pursuant to this Section 5.5 shall not exceed two. Such right shall include the right to meet with the Operator’s internal and independent auditors to discuss matters relevant to the audit or examination. The Company shall have two Years after the close of a Year in which to make an audit of the Operator’s records for such Year; provided, however, that any audits relating to construction costs may be made up to two Years after the in-service date of the Facilities (not including any Modifications) or after the date that construction of the Modification in question was completed, as certified in writing by the Operator, in the case of a Modification.

6. INTELLECTUAL PROPERTY; LICENSE TO OPERATOR.

Each Member hereby grants to the operator an irrevocable, royalty-free, non-exclusive and non-assignable license to use, during the term of this CO&M Agreement, any Confidential Information provided to the Company or the Operator by said Member and designated as such by said Member. For purposes of this Section 6, Confidential Information shall include, but shall not be limited to, inventions (whether patented or not) and copyrighted or copyrightable material. As a condition precedent to the effectiveness of such license to use, the Operator hereby expressly agrees that it will utilize such Confidential Information solely in connection with the performance of its duties hereunder and further expressly agrees that it will be subject to and bound by the provisions set forth in Section 4.7.2 of the Operating Agreement as if it were a Member. Upon termination of this CO&M Agreement or its removal as Operator, such license shall terminate and, upon the request of the Company, the Operator shall either return all Confidential Information that has been provided to it, together with all reproductions thereof in the Operator’s possession, pursuant to such license to use, to the Member from whom it obtained such Confidential Information or certify to such Member that it has been destroyed.

7. INDEMNIFICATION.

The Company agrees to indemnify, hold harmless and defend the Operator and its Affiliates and their respective officers, directors, employees and agents (but not including any Member of the Company, in its capacity as such) from and against, and the indemnified parties shall have no liability to the Company for, any and all Liabilities incurred arising out of or relating to this CO&M Agreement or the Operation of the Facilities, regardless of cause; provided, however, that the Company shall not be required to indemnify or hold harmless the indemnified parties from or against any Liabilities attributable to the actions or omissions of Operator in maintaining and administering accounts and arrangements as set forth in Section 3.1.11 of this CO&M Agreement; provided, further, that the Company shall not be required to indemnify or hold harmless the indemnified parties from or against any Liabilities attributable to Prohibited Conduct or valid claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by the Operator or any of its Affiliates in connection herewith. In the event applicable law limits in any way the extent to which indemnification may be provided to an indemnitee, this Section 7 shall be automatically amended, in keeping with the express intent of the parties hereto, as necessary to render all the remainder of this CO&M Agreement valid and enforceable and to provide that the indemnifications provided herein shall extend and be effective only to the maximum extent permitted by such law. Upon notice therefor, the Company shall advance to the indemnified party the costs of any Liabilities for which indemnification is to be sought hereunder upon the execution by the indemnified party of a written undertaking to repay any costs for which indemnification pursuant to this Section 7 is determined to be improper by mutual agreement or pursuant to the procedures set forth in Section 11.2 of this CO&M Agreement, together with interest thereon at the Default Rate. With respect to any Liabilities asserted against any indemnified party for which indemnification may be sought hereunder, the Company shall not, without the indemnified party’s prior written consent, settle or compromise such Liability or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party a release from all Liabilities asserted by such claimant. The Company (a) shall have the right to defend, at its cost and expense, such Liabilities in all appropriate Proceedings, and (b) shall have full control (including choice of counsel) of such defense and Proceedings, including any compromise or settlement thereof (subject to the foregoing provisions of this Section 7), and the indemnified parties shall cooperate in such defense in all reasonable ways. The Company shall not be required to provide indemnification pursuant to this Section 7 to the extent, if any, that the Liabilities in question are not borne or incurred by the indemnified parties because of the availability of insurance proceeds from the insurance required in Section 8.2 of this CO&M Agreement to the indemnified parties.

8. INSURANCE.

8.1.	During the construction of the Facilities, the Operator shall cause to be carried and maintained, either directly or through the contractor(s) building the Facilities, builders risk insurance, including the perils of flood and earthquake, if available and deemed affordable, and including mutually acceptable sub-limits of offsite storage and transit for the full replacement value of the work with all coinsurance waived and “permission to occupy” granted. The insurance shall name the Operator and the Company as insureds, as their respective interests may appear.

8.2.	At all times during the Operation of the Facilities, the Operator shall provide (a) workers’ compensation insurance granting full compensation under the worker’s compensation law of any state in which operations are conducted, and (b) employer’s liability insurance with limits of not less than $2,000,000 per occurrence for all of the Operator’s employees engaged in work on the Facilities, and (c) automobile liability insurance for all vehicles owned or used by the Operator, covering injuries to or death of Persons and damage to property, with a combined single limit of not less than $2,000,000 per occurrence.

8.3.	If permitted by applicable law, the Operator may self-insure the workers’ compensation, employer’s liability insurance, and automobile liability insurance required above and up to $1,000,000 per occurrence, or such other amounts as the Company authorizes by Supermajority Vote, of the general liability insurance required in Section 8.4 below.

8.4.	To be effective as of the Execution Date, the Operator shall procure and maintain for the benefit of the Company and the Operator general liability and/or excess liability insurance with limits of not less than $10,000,000 per occurrence for bodily injury and property damage combined. The Company and the Operator will be the named insureds under such insurance policy(ies). The Operator’s parent and Affiliates and the Members will be named as additional insureds under such insurance policy(ies). Such insurance policy(ies) will be worded to provide primary insurance to the named insureds and the above additional insureds with respect to the Operation of the Facilities, and to waive any rights of subrogation against the above additional insureds. Within fifteen (15) days after the execution of this CO&M Agreement, and annually thereafter, Operator will have a certificate of insurance issued evidencing this insurance upon the specific request of the Company or any Member whose Sharing Ratio is at least 25%.

8.5.	The Operator will procure and maintain for the benefit of and on behalf of the Company and the Operator all-risk property insurance covering the Facilities with no co-insurance, including coverage for boiler and machinery, business interruption (at the Company’s option) and natural gas in the possession of the Company. This insurance will be placed into effect simultaneously with the termination of the builder’s risk insurance the Operator is required to maintain under Section 8.1 of this CO&M Agreement. The Company and the Operator will be the named insureds and loss payees under such insurance policy. This insurance policy will provide a waiver of any rights of subrogation against the Operator’s Parent and Affiliates and the Members. Any insurance proceeds for any losses under this policy will be applied against the cost to repair or replace the Facilities.

8.6.	All policies of insurance shall be written with carriers holding a current Best’s rating of at least “A” (or if not so rated, has a creditworthiness comparable to such an “A” rated carrier), and shall afford at least 60-days written notice in the event of cancellation, non-renewal or material reduction in the coverage required hereunder. The costs for premiums, deductibles and self-insured retentions for the insurance maintained by the Operator pursuant to this CO&M Agreement shall be reimbursable costs pursuant to Section 5 of this CO&M Agreement. In addition, in the event the Operator self-insures the general liability insurance required above as herein permitted, the Operator shall be reimbursed as provided in Section 3.2.7 of the Accounting Procedure.

9. TERM.

This CO&M Agreement shall be effective as of the date hereof and shall continue for the term of the Company as provided in the Company’s Articles of Organization; provided, however, that this CO&M Agreement shall be terminated earlier upon the first to occur of the following: (a) the Operator’s Affiliate (or any successor Affiliate of the Operator) that is a Member ceases to be a Member; or (b) the Operator commits a material default under this CO&M Agreement and such material default continues for a period of 120 days after notice thereof by the Company to the Operator (provided, however, that no termination shall occur if the Operator has initiated action to cure such material default but, despite its good faith efforts, it has been unable to complete such cure within such 120 day period).

10. SURVIVAL OF OBLIGATIONS.

The termination of this CO&M Agreement shall not discharge any Party from any obligation that it owes to any other Party by reason of any transaction, commitment or agreement entered into, or any Liabilities that shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to such termination. It is the intent of the Parties that any obligation owed by a Party to the other Party (whether the same shall be known or unknown at the time of termination hereof, or whether the circumstances, events or basis of the same shall be known or unknown at the termination hereof) shall survive the time of termination of this CO&M Agreement.

11. LAW OF THE CONTRACT AND ARBITRATION.

11.1. Law of the Contract. THIS CO&M AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WEST VIRGINIA, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS CO&M AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

11.2. Arbitration.

11.2.1.	In the event that the Parties are unable to agree on any matter relating to this CO&M Agreement, the Company or the Operator may upon notice given to the other call for submission of such matter to arbitration. The Party requesting arbitration shall set forth in such notice in adequate detail the issues to be arbitrated, and within ten (10) days from the receipt of such notice, the other Party may set forth in adequate detail additional related issues to be arbitrated. Within ten (10) days after the giving of such latter notice, each Party shall furnish to the other Party a notice (“Decision Notice”) setting forth the decision (on a word-for-word basis) that such Party wishes the arbitrator(s) to make with respect to the issues to be arbitrated. Within ten (10) days after the giving of the latter of the two Decision Notices, the Parties shall attend a meeting (“Pre-Arbitration Meeting”) at a mutually acceptable time and place to discuss fully the content of such Decision Notices and based thereon determine whether either or both wish to modify their Decision Notices in any way. Any such modifications shall be discussed with each other, so that when each Party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other Party’s final Decision Notice. The finalization of such Decision Notices and the delivery of same by each Party to the other shall occur at the Pre-Arbitration Meeting unless by mutual agreement they agree to have one or more additional Pre-Arbitration Meetings for such purposes. If arbitration is invoked by either Party, the decision of the arbitrators shall be final and binding upon all Parties, and neither Party shall seek to have the applicable issues litigated rather than arbitrated (except as may be otherwise required by law).

11.2.2.	It is the intent of the Parties that, to the extent practicable, such binding arbitration shall be conducted by a Person knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event the Parties are unable to agree upon such Person within ten days after the last Pre-Arbitration Meeting held pursuant to Section 11.2.1 above, then each Party shall select a Person that it believes has the qualifications set forth above as its designated arbitrator (which selection shall be accomplished by notifying the other Party of the identity of such Person), and such arbitrators so designated shall mutually agree upon a similarly qualified third Person to complete the arbitration panel; provided, however, that if one of the Parties fails to select its designated arbitrator as specified herein within ten (10) days of receiving notice from the other Party that such other Party has selected its designated arbitrator, then the arbitration provided for herein shall be conducted by the one arbitrator so designated. In the event that the Persons selected by the Parties are unable to agree on a third member of the panel within ten (10) days after the selection of the latter of the two arbitrators, such Person shall be designated by the American Arbitration Association upon application of either Party or both Parties. Upon final selection of the entire panel, such panel shall, as expeditiously as possible (and if possible, within ninety (90) days after the selection of the last arbitrator), render a decision on the matter submitted for arbitration. Such panel shall be required to adopt either the decision set forth in the Operator’s final Decision Notice or the decision set forth in the Company’s final Decision Notice and shall have no power whatsoever to reach any other result. Such panel shall adopt the decision that in its judgment is the more fair, equitable and in conformity with this CO&M Agreement. The arbitration shall be conducted in Charleston, West Virginia, in accordance with the commercial arbitration rules of the American Arbitration Association.

11.2.3.	Upon the determination of any such dispute, the arbitrators shall bill the costs attributable to such binding arbitration to the losing Party; provided, however, that the arbitrators shall be empowered to apportion such costs between the Parties if they deem it appropriate.

11.2.4.	It is the intent of the Parties that, once arbitration is invoked by either Party pursuant to the provisions of this Section 11, the matters set for arbitration shall be decided as set forth herein, and they shall not seek to have this Section 11 rendered unenforceable or to have such matter decided in any other way; provided, however, that nothing herein shall prevent the Parties from negotiating a settlement of any issue at any time.

11.2.5.	Without limiting any of the foregoing, for purposes of this CO&M Agreement an independent determination of whether an action or failure to act constitutes Prohibited Conduct shall be made by arbitration pursuant to this Section 11, without regard to the findings of any court or administrative body or the settlement or compromise of any claim (other than a settlement of the type referred to in Section 11.2.4 above).

12. SPECIAL AND CONSEQUENTIAL DAMAGES. The indemnification provided in Section 7 of this CO&M Agreement shall include without limitation claims made by any Person for special, indirect, consequential or punitive damages; otherwise, neither Party shall have any liability hereunder to the other Party for any special, indirect, consequential or punitive damages.

13. GENERAL.

13.1. Effect of Agreement; Amendments. This CO&M Agreement, together with the definitions in the Operating Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. This CO&M Agreement can be amended, restated or supplemented only by the written agreement of the Operator and the Company.

13.2. Notices. Except as expressly set forth to the contrary in this CO&M Agreement, all notices, requests, or consents provided for or permitted to be given under this CO&M Agreement must be in writing. Notices and other communications will be deemed to have been given (a) on the date when delivered by hand or by means of electronic transmission (and followed by electronic confirmation of receipt), (b) on the date after the day when deposited for delivery with a nationally recognized air courier, or (c) on the third Business Day after being deposited in the United States mail, postage prepaid return receipt requested. All notices, requests, and consents to be sent to the Operator must be given to the Operator at the following addresses:

Columbia Gas Transmission Corporation
Post Office Box 1273
Charleston, West Virginia 25325-1273
Attention: Manager-Customer Services, if by mail

or

304-357-3527, Attn: Manager-Customer Services, if by facsimile transmission and if regarding billing and invoicing matters to:

Columbia Gas Transmission Corporation
12801 Fair Lakes Parkway
Fairfax, VA 22033
Attn: Vice President, Marketing

if by mail

or

703-227-3377

Fax number

Attn: Vice President Marketing

if by facsimile transmission.

All notices, requests, and consents to be sent to the Company must be given to the Management Committee at the following addresses:

Hardy Storage Company, LLC
12801 Fair Lakes Parkway
Fairfax, VA 22033

if by mail

or

703-227-3377 if by facsimile transmission.

Whenever any notice is required to be given by law or this CO&M Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3. Counterparts. This CO&M Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.4. Waiver. A waiver or consent, expressed or implied, to or of any breach or default by any Person in the performance by the Person of its obligations with respect to the Company or the Operator is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or the Operator. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company or the Operator, irrespective of how long that failure continues, does not constitute a waiver by the Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5. Assignability; Successors. This CO&M Agreement may not be assigned by either Party without the written consent of the other Party; provided, however, that such consent shall not be withheld unreasonably; provided, further, that this CO&M Agreement may be pledged by the Company without the consent of the Operator in connection with any Financing Commitment ; provided, further, that this CO&M agreement may be assigned by the Company to a corporate entity formed pursuant to Section 4.1.1(ii) of the Operating Agreement. This CO&M Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the respective Parties hereto. Unless otherwise agreed, any assignment of this CO&M Agreement shall not relieve the assigning Party of any of its obligations hereunder.

13.6. Third Persons. Except as expressly provided in this CO&M Agreement, nothing in this CO&M Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this CO&M Agreement shall not be construed as a third party beneficiary contract. In the specific event that the Operator’s affiliates own fifty percent (50%) or more of the Membership Interests in the Company, any other Member of the Company that holds more than forty-five percent (45%) of the Membership Interests in the Company may independently invoke arbitration against the Operator pursuant to Section 11.2 regarding any breach of this CO&M Agreement by the Operator if such Member first makes written demand on the Company to invoke arbitration with respect to the breach of this CO&M Agreement by the Operator specified in such demand letter and within thirty (30) days after such demand, the Company fails to take action to cause the Operator to cure such breach of this CO&M Agreement or to invoke arbitration to enforce the Company’s rights against the Operator for such breach of this CO&M Agreement. In the event the Company invokes arbitration, the Company shall diligently pursue such proceeding and shall not agree to a dismissal or settlement of such proceeding without the written consent of the Member who requested the institution of arbitration.

13.7. Laws and Regulatory Bodies. This CO&M Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of Governmental Authorities having jurisdiction, and to the extent of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

13.8. Headings. Headings and captions are for reference purposes only and shall not affect the meaning or interpretation of this CO&M Agreement.

13.9. Severability. If any provision of this CO&M Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this CO&M Agreement and the application of that provision to other Persons or circumstances are not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

13.10. Further Assurances. In connection with this CO&M Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional instruments and documents and perform any acts and things as may be necessary or appropriate to effectuate and perform the terms and provisions of this CO&M Agreement and those transactions.

IN WITNESS WHEREOF, the Parties have caused this CO&M Agreement to be executed by their duly authorized representatives as of the date first above written.

COMPANY:
Hardy Storage Company, LLC
By each of its Members:
COLUMBIA HARDY
By: /s/ Glen L. Kettering
Name: Glen L. Kettering
Title: President
OPERATOR:	—
Columbia Gas Transmission Corporation	PIEDMONT HARDY
By: /s/ Glen L. Kettering	By: /s/ Kevin M. O’Hara

Name: Glen L. Kettering	Name: Kevin M. O’Hara

Title: President	Title: Vice President

EXHIBIT A

TO

CONSTRUCTION, OPERATION AND MAINTENANCE AGREEMENT

ACCOUNTING PROCEDURE

1. GENERAL PROVISIONS

1.1.	Statements and Billings. Commencing on the twentieth Business Day of the first full Month after the Execution Date, the Operator shall bill the Company on the twentieth Business Day of each Month or as soon as practicable thereafter for the variable costs and the fixed fee for the preceding Month, including any adjustment that may be necessary to correct prior billings. If requested by the Company, the Operator will promptly provide reasonably sufficient support for the variable costs included on a bill. The bills for the variable costs will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as the Company may reasonably request.

1.2.	Payment by Company. The Company shall pay all bills presented by the Operator as provided in the CO&M Agreement and the Operating Agreement on or before the fifteenth (15th) Day after the bill is received. If payment is not made within such time, the unpaid balance shall bear interest until paid at the Default Rate.

1.3.	Financial Records. The Operator shall maintain accurate books and records in accordance with Required Accounting Practice covering all of the Company’s activities and the Operator’s actions under the CO&M Agreement.

1.4.	Interest-Bearing Account. To the extent practicable, the funds of the Company will be held in one or more interest-bearing accounts.

2. CAPITAL ITEMS

2.1.	Transferred Property. To the extent the Operator or any of its Affiliates owns real and/or personal property necessary or desirable for the Operation of the Facilities, the Operator or such Affiliate may transfer such property to the Company in accordance with the provisions of the Operating Agreement and, if such property may be capitalized under Required Accounting Practice, then the Operator will do so on the books of the Company.

2.2.	Natural Gas. The cost of natural gas utilized for installation, purging, testing, storage field base gas (whether injected or purchased in place) and natural gas used for line pack of the Facilities shall be a capital item.

2.3.	Information Systems. Any major modification to information systems requiring information processing and/or programming services shall be a capital item.

3. COSTS AND EXPENSES

Subject to the limitations hereafter prescribed and the provisions of the CO&M Agreement, the Operator shall charge the Company for all costs and expenses provided for in Section 5.1.2 of the CO&M Agreement, including, but not limited to, the following items:

3.1.	Fixed Costs. For each full month for which Operator sends the Company a bill, it will bill the Company the sum of $41,677 for the first twelve months following the date of the CO&M Agreement, and for each partial month a prorated amount. The amount to be billed under this Section 3.1 will escalate at the rate of 3% annually for each subsequent twelve-month period. The amounts billed under this Section 3.1 are designed to cover the following costs and expenses incurred by Operator:

3.1.1.	Rentals. All allocations made by the Operator’s Affiliates for space occupied by the Operator’s employees who are primarily dedicated to the Operation of the Facilities.

3.1.2.	Administrative Services. All costs incurred by Operator with respect to services that do not relate specifically to the field operations of the Company, including:

3.1.2.1.	Executive, Financial, Human Resources, Information Technology, In-house Legal, Community and Government Affairs, Regulatory Affairs and Strategic Planning Services;

3.1.2.2.	Commercial, Gas Control, Rates, Facility Planning, Marketing and Price Desk Services;

3.1.2.3.	Engineering, Land, and general management of the Field Services personnel whose services are included in 3.2 below.

3.1.3.	Services. The cost of contract services, including audit fees, and utilities procured from outside sources and not related to actual field operations.

3.1.4.	Other Costs. All other costs incurred by Operator to provide the services required under the CO&M Agreement and not specifically addressed in 3.2 below.

3.2.	Variable Costs. On a monthly basis, Operator will bill the Company for the actual costs incurred in the prior month for the following categories of costs and expenses:

3.2.1.	Purchase of Materials. It is contemplated that most material, equipment and supplies will be owned by the Company and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by the Operator, only such material shall be obtained for the Facilities as may be required for the prudent and reliable operation of the Facilities, including a reasonable supply of spare parts, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Operator shall take advantage of discounts available by early payments and pass such benefits on to the Company. However, Company may purchase material, equipment and supplies from Operator or Operator’s Affiliates, in which case the price to be charged the Company will equal the cost to Operator or its Affiliate, plus an appropriate purchasing and stores overhead ordinarily in use by the Operator or Affiliate

3.2.2.	Labor Costs. A prorated portion of the following labor costs for employees of Operator or Operator’s Affiliates who provide actual field operation services for Company, based on time sheets prepared by those employees:

3.2.2.1.	Salaries and wages, which shall be loaded to include the Operator’s actual costs of bonuses, holiday, vacation, sickness and jury service benefits and other customary allowances for time not worked and training required under Federal or state regulations or by company policy;

3.2.2.2.	Expenditures or contributions made pursuant to assessments imposed by a Governmental Authority that are applicable to salaries, wages and costs, including, but not limited to, FICA taxes and federal and state unemployment taxes; and

3.2.2.3.	The costs of plans incurred by or on behalf of the Operator for workers’ compensation, employers’ group life insurance, hospitalization, disability, pension, retirement, savings and other benefit plans.

3.2.3.	Reimbursable Expenses of Employees. Reasonable personal expenses of employees of Operator or Operator’s Affiliates, whose labor costs are chargeable to Company under 3.2.2 above. As used herein, the term “personal expenses” shall mean out-of-pocket expenditures incurred by Operator’s or Operator’s Affiliate’s employees in the performance of their duties and for which such employees are reimbursed. The Operator shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service.

3.2.4.	Transportation. Transportation of employees, equipment and material and supplies necessary for the Operation of the Facilities.

3.2.5.	Legal Expenses and Claims. All third party costs and expenses of handling, investigating and settling litigation or claims arising by reason of the Operation of the Facilities or necessary to protect or recover any Facilities or property, including, but not limited to, attorney’s fees, court costs, costs of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. All judgments received or amounts received in settlement of litigation with respect to any claim asserted on behalf of the Company shall be for the benefit of and shall be remitted to the Company.

3.2.6.	Taxes. All taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred in connection with the Operation of the Facilities or on the Facilities or other property of the Company and which taxes have been paid by the Operator for the benefit of the Company, including charges for late payment arising from extensions of the time for filing that are caused by the Company, or that result from the Operator’s good faith efforts to contest the amount or application of any tax.

3.2.7.	Insurance. Net of any returns, refunds or dividends, all premiums, deductibles and self insured retentions paid and expenses incurred for insurance required to be carried under this CO&M Agreement.

3.2.8.	Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary in the performance of the Operator’s duties.

3.2.9.	Storage Well Leases. Costs associated with the maintenance of underground storage lease rights and payments for storage well rentals.

3.2.10.	Equipment Rentals. Costs associated with periodic rental of equipment for the Operator to perform its operations and maintenance duties under the CO&M Agreement.

3.2.11.	Outside Services. Cost associated with utilizing outside services as permitted by Section 4.2 of the CO&M Agreement to assist with the operation and maintenance of the storage facilities, rights-of-ways and fluid disposal.

3.2.12.	Special Purpose Vehicles. Costs associated with the operation of special purpose vehicles to assist with the operation and maintenance of the storage facilities, rights-of-ways and fluid disposal.

3.2.13.	General Tools. Costs associated with the general equipment tools utilized by the Operator’s personnel and that are necessary for the Operation of the Facility.

3.2.14.	Process Energy Used. Costs associated with the non-prime mover electrical power used for the Operations of the Facility.